SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2012

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 24, 2012, Ambac Assurance Corporation (“Ambac Assurance”) entered into agreements (the “New
Agreement(s)”) with Diana N. Adams, its Chief Executive Officer, and David Trick, its Chief Financial Officer, which provide for, in the event of termination of her or his employment by Ambac Assurance prior to March 31, 2013 for any reason other than for cause, substantially similar benefits as each would have received under the Ambac Assurance Severance Pay Plan. The New Agreements are effective on February 24, 2012 and provide for (a) termination payments in the amount of one year's base salary ($750,000 for Ms. Adams and $600,000 for Mr. Trick) and (b) reimbursement of the premiums paid by such executive officer for COBRA for 12 months in the event of such termination (“Termination Payment”), provided that such executive officer shall have executed a release in the form required by Ambac Assurance. If either Ms. Adams or Mr. Trick is terminated for cause (as defined in the New Agreement) by Ambac Assurance or voluntarily terminates her or his employment for any reason, then no Termination Payment will be paid. In the event that either Ms. Adams or Mr. Trick wishes to voluntarily terminate her or his employment, thirty (30) days' notice to Ambac Assurance is required. Ambac Financial Group, Inc. will pay its allocable portion of such amounts in accordance with Ambac's procedures for allocating expenses. During the term of the New Agreements, Ms. Adams and Mr. Trick are not eligible to participate in the Ambac Assurance Severance Pay Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: February 28, 2012	By:	/s/ Stephen M. Ksenak
Stephen M. Ksenak
General Counsel